Exhibit 9b (SEC Reference No. 21)

                         Articles of Association of
                  China Peregrine Food (Shanghai) Co., Ltd.

                       Chapter 1    General Principles

Article 1 China Peregrine Food Corporation (the "Investor") shall invest in and establish China Peregrine Food (Shanghai) Co., Ltd. (the "Company") in Shanghai Waigaoqiao Bonded Zone, in accordance with relevant laws of the PRC..

Article 2    Name of Company in Chinese: [name in Chinese]
Name of Company in English: China Peregrine Food (Shanghai) Co., Ltd. Legal address: Section D, 5th floor, Xinjiyuan Building, 399 North Fute Road, Shanghai Waigaoqiao Boarded Zone.

Investor: China Peregrine Food Corporation
Address: 11300 U.S. Highway 1, North Palm Beach, Florida USA
Legal Representative: ROY WARREN

Article 3    The Company shall be a company with limited liability.

Article 4 The Company shall be a Chinese legal entity, and shall be governed and protected by the laws of the PRC. All activities of the Company shall be in compliance with the laws, decrees, and relevant regulations of the PRC.

                  Chapter 2     Purpose and Business Scope

Article 5 The purpose of the Company is to participate and contribute to the development of Pudong New Area.

Article 6 The business scope of the Company shall be the distribution of food; international trade, domestic trade, trade and trade agency between enterprises in the Bonded Zone; trade with enterprises outside the Bonded Zone by appointing domestic enterprises, with import and export license as trade agent; storage and light processing within the Bonded Zone; commercial consultation services in the Bonded Zone.

       Chapter 3    Total Amount of Investment and Registered Capital


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Article 7    The total amount of investment of the Company shall be US$
200,000.00. The registered capital of the Company shall be US $200,000.00 in US dollars.

Article 8 The Investor shall contribute the full amount of the registered capital of the Company within six (6) months following the issuance of the Business License of the Company.

Article 9 After the Investor has made its contribution, the Company shall engage an accountant who is registered in China to verify such capital contribution. The Company shall issue an investment certificate based on the verification report produced by the registered accountant. Such investment certificate shall contain: the name of the Company, the establishment date of the Company, the name of the Investor and the amount of capital contribution, the dates of the contributions, and the date on which the investment certificate is issued.

Article 10   The Company shall not reduce its registered capital.

Article 11 Any transfer or increase of the registered capital of the Company shall be: approved by the Board of Directors by unanimous resolutions and approved by the original approval authority, and then registered with the original registration authority.

                        Chapter 4 Board of Directors

Article 12 The Company shall establish a Board of Directors. The Board of Directors shall be the highest authority of the Company.

Article 13 The Board of Directors shall have the power to decide on all major issues of the Company, including:

      (1) making decisions on and approving the major reports issued by the general manager (e.g. production plans, annual business reports, capital and loan reports)
      (2) approving annual financial statements, budget of revenues and expenditures, and annual profit distribution plans;
      (3)  adopting major rules and regulations of the Company;
      (4)  amending rules and regulations of the Company;
      (5)  making decisions on the establishment of branches;
      (6) discussing and making decisions on the suspension and termination of the Company, and merger with other economic organizations;
      (7) deciding on the engagement of general manager, chief engineer, chief accountant, auditor and other officials of the Company;
      (8) being in charge in the liquidation of the Company upon the termination or expiration of the Company;
      (9) deciding on other major matters that shall be decided by the Board of Directors.

Article 14 The Board of Directors shall consist of three directors which shall be appointed by the


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Investor. The directors shall serve a term of four years and may serve consecutive terms if re-appointed by the Investor.

Article 15 The Chairman of the Board of directors shall be appointed by the Investor and shall be the legal representative of the Company.

Article 16 The Investor shall notify the Board of Directors when deciding to appoint or replace any director.

Article 17 The board meeting shall be held twice each year on a regular basis. If more than one third of the directors request, a board meeting may be convened by the chairman upon a motion.

Article 18 In principle, the board meetings shall be held at the Place where the Company is located.

Article 19 Board meetings shall be called upon and presided over by the chairman of the Board of Directors. In the case of absence of the chairman, an authorized director shall call upon and chair the board meeting on the behalf of the chairman.

Article 20 The chairman shall provide each director with a written notice specifying the agenda, schedule and place of the meeting within thirty (30) days prior to the board meeting.

Article 21 In case that a director is unable to attend the board meeting, he may appoint a proxy in writing to attend the meeting on his behalf. In case a director fails to attend or to appoint a proxy to attend the meeting on his behalf, it shall be deemed that he has abstained from voting.

Article 22 The board meeting requires a quorum of a two-thirds directors. In the event that the number of directors attended the board meeting falls below the required quorum, the resolutions adopted thereby shall be void. Resolution on the following matters shall require an unanimous approval of all of the directors who attended the board meeting:

1.    amendment to the Articles of Association of the Company;
2.    termination and dissolution of the Company;
3.    transfer or increase of the registered capital of the Company;
4.    merger of the Company with any other economic organizations.

Article 23 Minutes of board meetings shall be prepared in writing and signed by all the directors who have attended the meeting. In the case of proxies attending the meeting on behalf of the directors, such minutes shall be signed by the proxies. The minutes shall be written in Chinese and retained by the Company for the record.

                 Chapter 5 Business Management Organization


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Article 24   The management organization of the Company shall be
responsible for the daily operations of the Company. Such organization shall have departments for production, technique, sale, finance and administration etc.

Article 25 The Company shall have a general manager who shall be appointed by the Board of Directors. The first general manager shall be recommended by the Investor.

Article 26 The general manger shall be directly responsible to the Board of Directors, and shall carry out the decisions made by the Board of Directors, and organize and hold a leading position in the routine productions, technical and operation management of the Company.

Article 27 Any decision on any major issue in the daily operation of the Company shall not be valid unless it has been endorsed by the general manager.

Article 28 The term of office of the general manager shall be four years. The term may be renewed if appointed by the Board of Directors.

Article 29 The chairman or any director, if appointed by the Board of Directors, may take the position of general manager or other high-ranking positions in the Company concurrently.

Article 30 The general manager shall not concurrently serve as a general manager or vice general manager in other economic organizations and shall not involve in any commercial competitions against the Company with any other economic organizations.

Article 31 The Company shall have a chief engineer, a chief accountant and an auditor shall be appointed by the Board of Directors.

Article 32 The chief engineer, chief accountant and auditor shall be under the supervision of the general manager. The chief accountant shall be in charge of the finance and accounting of the Company, and shall be responsible for conducting an overall economic accounting of the Company. The auditor shall be in charge of auditing the finance of the Company and shall verify and examine the financial statements of the Company and report to the Board of Directors and the General Manager.

Article 33 In case a general manager a chief engineer, a chief accountant, an auditor or any other high-ranking official intends to resign, he/she shall submit a written request to the Board of Directors in advance.

In case of any material dereliction of duty or practice of favoritism and irregularities for personal interest, the Board of Directors may, at any time, dismiss and terminate by resolution the term of office of the above official who is found guilty. In case the criminal Law is violated, the Criminal liability shall be imposed on the offender.


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                      Chapter 6 Finance and Accounting

Article 34 The Company shall establish its financial and accounting system in accordance with the financial and accounting rules for foreign invested enterprises promulgated by the Ministry of Finance of the PRC.

Article 35 The Company shall adopt calendar year as its fiscal year, in which case the fiscal year shall commence on January 1 and end on December 31 of the same year.

Article 36 All vouchers, accounting books and statements of the Company shall be written in Chinese.

Article 37 The Company shall adopt Renminbi as its currency basis for accounting. Conversion between Renminbi and any other foreign currency shall be made based on the rate published by the State Administration of Foreign Exchange on the date of the actual conversion.

Article 38 The Company shall open Renminbi and foreign exchange accounts with bank(s) agreed by the People's Bank of China..

Article 39 The Company shall adopt the internationally used accrual system and debit and credit accounting system when operating its accounts.

Article 40 The accounting books of the Company shall contain the following:

      1.   The amount of cash received or paid by the Company;
      2.   All goods sold or purchased by the Company;
      3. Particulars concerning the registered capital and credit-debt balance of the Company; and
      4. Dates of payment, addition and transfer of the registered capital.

Article 41 During the first three months of each fiscal year, the financial department of the Company shall prepare the balance sheets, profit and loss statements of the previous fiscal year. The balance sheets and profit and loss statements shall be submitted to the Board of Directors for approval after they are examined and signed by the auditor.

Article 42 The depreciation term of the fixed assets shall be determined by the Board of Directors pursuant to the Implementing Rules of the Income Tax Law of wholly Foreign Funded Enterprises of the People's Republic of China.

Article 43 All foreign exchange matters of the Company shall be handled in accordance with applicable PRC laws and regulations and the Articles of Association.


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                      Chapter 7 Distribution of Profits

Article 44 The Company shall make distributions to a reserve fund, bonus and welfare fund for the staff and workers from after-tax profits. The proportion to be distributed to the reserve fund shall not be less than 10% of after-tax profits, and the Company may cease to make distributions to the reserve fund in the event that the total amount of distributions reaches 50% of the registered capital of the Company. The proportion to be distributed to the bonus and welfare fund for the staff and workers shall be decided by this Company.

Article 45 After paying income tax and making deduction for relevant funds from the profits, the Company may distribute the profits in the manner as it chooses.

Article 46 The profit shall be distributed once a year and the plan thereof shall be made three months after the end of each fiscal year.

Article 47 No profit shall be distributed unless and until all deficits from any previous fiscal year is fully made up. Any distributable profits retained by the Company and carried over from any previous fiscal year may be distributed together with the distributable profits of the current year.

                        Chapter 8    Labor Management

Article 48 The employment, recruitment, dismissal, resignation, salaries, welfare benefits, labor insurance, labor protection and labor discipline of the Company shall be made and handled in accordance with applicable PRC labor laws and regulations.

Article 49 Upon approval or recommendation by the labor administration authority, the Company shall recruit employees it needed from the general public, provided that the recruitment shall be conducted by way of giving out examinations and selecting only those who are outstanding for enrollment.

Article 50 The Company shall have the right to give warnings, demerits and salary reduction to those who violate the regulations and labor discipline of the Company. Where the violation is serious, those who are found guilty may be dismissed by the Company. The Company shall report the dismissal of and disciplinary measures given to the employees to the local labor and personnel authority for the record.

Article 51 The standards for salary of employees shall be specified in labor contracts in the light of applicable PRC regulations. The Company will increase the salaries of its employees along with the growth in its production and improvement in their business proficiency and technical skills.

Article 52 In order to provide normal working conditions for its employees, matters concerning welfare and benefits, rewards, labor protections and labor insurance of the employees shall be


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specified respectively by the Company in the Company regulations.

                            Chapter 9 Trade Union

Article 53 The employees of the Company shall have the right to establish trade unions and engage in activities in respect of such trade unions in accordance with the stipulations set out in the Trade Union Law of the PRC and those of Beijing.

Article 54 The trade union of the Company represents the interests of the employees. The tasks of the trade union shall be to protect the democratic rights and material interests of the employees pursuant to the law, to assist the Company in arranging and making reasonable use of welfare funds and bonuses, to organize political, business, scientific and technical studies for the employees, to carry out literary, art and sports activities, and to educate employees to observe the labor discipline and strive to fulfil various economic tasks set by the Company.

Article 55 The trade union may sign the labor contracts with the Company on behalf of the employees and may supervise the enforcement thereof.

Article 56 Persons in charge of the trade union of the Company shall have the right to attend Board meetings as nonvoting members to discuss issues relating to the development and operation of the Company and to report the suggestions and demands of the employees to the Company.

Article 57 The trade union may take part in the settlement of disputes arising between the employees and the Company.

Article 58 The Company shall appropriate two percent (2%) of the total amount of the actual salaries of the employees to pay for trade union's funds on a monthly basis. The funds shall be used by the trade union in accordance with the "Administrative Rules for the Trade Union Funds" formulated by the All China Federation of Trade Union.

               Chapter 10    Term, Termination and Liquidation

Article 59 The term of the Company shall be fifty (50) years, commencing from the date on which the business license of the Company is issued.

Article 60 The extension of the term of the Company shall be determined by the Board of Directors. When applying for extension, the Company shall submit a written application to the original approval authority for approval within six months before the expiration of the term. After the approval is obtained, the Company shall register such extension with the original registration authority.

Article 61 The Company may be terminated before expiration when it deems it in its best interest to do so. Termination of the Company before the expiration date shall be decided by the Board of


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Directors. A written application for such early termination shall be submitted to the original approval authority for approval.

Article 62 In the event of expiration or termination before the expiration date, the Company shall set forth the liquidation procedure and principles and set up a liquidation committee to liquidate the assets of the Company.

Article 63 The liquidation committee shall have the responsibility to liquidate the assets, rights and obligations of the Company, to prepare balance sheets and asset lists of the Company, to formulate a liquidation plan, and to carry out such plan as approved by the Board of Directors.

Article 64 During the liquidation, the liquidation committee shall represent the Company in legal proceedings as a plaintiff or a defendant.

Article 65 The fees relating to the liquidation and the remuneration of the members of liquidation committee shall be deducted from the current assets of the Company and paid with the first priority.

Article 66 After paying off all the debts of the Company, the liquidation committee may dispose of the assets of the Company by itself.

Article 67 Upon completion of the liquidation, the Company shall go through the formalities to cancel its registration with the Administration for Industry and Commerce and surrender its business license thereto as well as making public announcement.

Article 68 After the termination of the Company, the files of the Company shall be retained by relevant authorities.

                    Chapter 11     Rules and Regulations

Article 69 The rules and regulations of the Company formulated by the Board of Directors shall include the following:

      1. the operation and management system, including the scope of authority, working procedures and duties of each of the departments;
      2.   regulations for staff and employees;
      3.   the labor wages system;
      4. the systems for attendance and promotion, and rewards and penalties systems for staff and employees;
      5.   the welfare system for staff and employees;
      6.   the financial system;
      7.   liquidation procedure and rules; and
      8.   other necessary rules and regulations.


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                         Chapter 12    Miscellaneous

Article 70 Any amendments to these Articles of Association shall be approved by the Board of Directors with unanimous voting and shall be submitted to the original approval authority for approval.

Article 71 These Articles of Association are made in the Chinese language.

Article 72 These Articles of Association and any amendment thereto shall enter into force upon the approval thereof by the Regulatory Committee of Shanghai Waigaoqiao Bonded Zone.


[Signatures]

Investor:    China Peregrine Food Corporation (US)


Representative: Wang Aizhong


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